Exhibit 4.7.6

TRADE-MARK SECURITY AGREEMENT

This TRADE-MARK SECURITY AGREEMENT (as amended, supplemented, replaced or otherwise modified from time to time, this “Agreement), dated as of December 21, 2005 is entered into by MATTHEWS EQUIPMENT LIMITED (the “Grantor”) in favour of DEUTSCHE BANK AG, CANADA BRANCH (“DBCB”), as Canadian Agent and Canadian Collateral Agent for the Lenders.

WHEREAS, the Grantor, the Lenders party thereto from time to time (the “Lenders”), DBCB as Canadian Agent and Canadian Collateral Agent for the Lenders and certain other parties as named therein have entered into a Credit Agreement, dated as of December 21, 2005 (as amended, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement that the Grantor shall have executed and delivered that certain Canadian Guarantee and Collateral Agreement, dated as of December [  ], 2005, in favour of the Canadian Agent and the Canadian Collateral Agent (as amended, supplemented, replaced or otherwise modified from time to time, the “Guarantee and Collateral Agreement”); and

WHEREAS, under the terms of the Guarantee and Collateral Agreement, the Grantor has granted a security interest in certain property, including, without limitation, certain Trade-marks of the Grantor to the Canadian Agent for the rateable benefit of the Secured Parties, and has agreed as a condition thereof to execute this Agreement for recording with the Canadian Intellectual Property Office;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantor and the Secured Parties hereby agree as follows:

SECTION 1                                   DEFINED TERMS.

1.1                                 Capitalized terms not otherwise defined herein have the meanings set forth in the Credit Agreement or the Guarantee and Collateral Agreement, as applicable.

1.2                                 “Trade-marks” shall mean all Canadian and foreign trade-marks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, trade-mark and service mark registrations, and applications for trade-mark or service mark registrations and any renewals thereof, including, without limitation, (i) the right to sue or otherwise recover for any and all past, present and future infringements or dilutions thereof, (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (iii) all other rights corresponding thereto and all other rights of any kind whatsoever of the Grantor accruing thereunder or pertaining thereto in Canada, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trade-mark, service mark, trade name, trade dress or other indicia of trade origin or business identifiers.

SECTION 2.                                GRANT OF SECURITY INTEREST IN TRADE-MARKS. Subject to the terms of the Credit Agreement and the Guarantee and Collateral Agreement, the Grantor hereby grants, subject to the existing licenses to use the Trade-marks granted by the Grantor in the ordinary course of its business, to the Canadian Agent, for the rateable benefit of the Secured Parties (subject to the priority of the Euro MTN Lien to the extent provided by the Euro MTN Fiscal Agency Agreement), a security interest in all of the Trade-marks of the Grantor, including, without limitation, the Trade-marks listed on Schedule A hereto, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Grantor.

Notwithstanding any other provision set forth in this Section 2, the Grantor’s grant of security in Trade-marks (as defined in the Trade-marks Act (Canada)) under this Agreement shall be limited to a grant by the Grantor of a security interest in all of the Grantor’s right, title and interest in such Trade-marks.

SECTION 3.           PRECEDENCE. The security interest granted hereby is granted in conjunction with the security interest granted by Grantor to the Secured Parties under the Guarantee and Collateral Agreement. The rights and remedies of the Secured Parties with respect to the security interest granted hereby are in addition to those set forth in the Guarantee and Collateral Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Guarantee and Collateral Agreement, the terms of the Guarantee and Collateral Agreement shall control.

SECTION 4.                                RECORDATION. The Grantor authorizes the Canadian Agent to file and record a “notice of grant of security interest” in connection with this Agreement with the Canadian Intellectual Property Office and any other applicable Government Authority.

SECTION 5.                                MODIFICATION OF AGREEMENT. This Agreement or any provision hereof may not be changed, waived, or terminated except in accordance with the provisions of the Guarantee and Collateral Agreement.

SECTION 6.                                GENERAL.

6.1                                 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

6.2                                 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Secured Parties and Grantor and their respective successors and assigns. Grantor shall not, without the prior written consent of the Secured Parties given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder.

6.3                                 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

MATTHEWS EQUIPMENT LIMITED, as Grantor

By:	/s/ Harold E. Rolfe
Name:	Harold E. Rolfe
Title:	Secretary

DEUTSCHE BANK, AG, CANADA BRANCH, as the Canadian Agent and Canadian Collateral Agent

By:	/s/ Marcellus Leung
Name:	Marcellus Leung
Title:	Assistant Vice President

By:	/s/ David Gynn
Name:	David Gynn
Title:	Chief Financial Officer